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                                                                                                       EXHIBIT (11)
                                                SPRINT CORPORATION
                               COMPUTATION OF EARNINGS PER COMMON SHARE (UNAUDITED)
                                       (In Millions, Except Per Share Data)



                                                      Three Months Ended                  Nine Months Ended
                                                         September 30,                      September 30,
                                             --- ------------------------------ --- ------------------------------
                                                     1995             1994              1995             1994
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------
Primary earnings per share
Net income                                     $     268.5      $     230.1       $     738.5      $     677.1
Preferred stock dividends                             (0.6)            (0.6)             (1.9)            (2.0)
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------
Earnings applicable to common stock            $     267.9      $     229.5       $     736.6      $     675.1
                                             --- ------------- -- ------------- --- ------------- -- -------------

Weighted average number of common shares
   (1)                                               350.5            349.4             350.0            348.0
                                             --- ------------- -- ------------- --- ------------- -- -------------

Primary earnings per share                     $      0.76      $      0.66       $      2.10      $      1.94
                                             --- ------------- -- ------------- --- ------------- -- -------------

Fully diluted earnings per share
Earnings applicable to common stock            $     267.9      $     229.5       $     736.6      $     675.1
Convertible preferred stock dividends                  0.1              0.1               0.4              0.4
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------
Earnings as adjusted for purposes of
   computing fully diluted earnings per
   share                                       $     268.0      $     229.6       $     737.0      $     675.5
                                             --- ------------- -- ------------- --- ------------- -- -------------

Weighted average number of common shares             350.5            349.4             350.0            348.0
Additional dilution for common stock
   equivalents and dilutive securities                 1.3              1.3               1.8              1.4
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------
Total                                                351.8            350.7             351.8            349.4
                                             --- ------------- -- ------------- --- ------------- -- -------------

Fully diluted earnings per share               $      0.76      $      0.65       $      2.09      $      1.93
                                             --- ------------- -- ------------- --- ------------- -- -------------

(1)  Weighted average number of common shares have been adjusted for dilutive common stock equivalents using the treasury stock method.
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